Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OceanFirst Financial Corp.:

We consent to the incorporation by reference in the Registration Statement (No. 333-34145) on Form S-8 of OceanFirst Financial Corp., of our report dated June 17, 2015, with respect to the statement of net assets available for plan benefits of the Retirement Plan for OceanFirst Bank as of December 31, 2014, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2015 Annual Report on Form 11-K of the Retirement Plan for OceanFirst Bank.

/s/ KPMG LLP

Short Hills, New Jersey

June 24, 2016